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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 9th day of October, 1998, by and between LEHIGH ACRES FIRST NATIONAL BANK/LEHIGH ACRES FIRST BANCSHARES, INC., a banking corporation proposed to be formed under the laws of the State of Florida, represented by the undersigned formative Management Committee (hereinafter referred to as the "Bank"), and LLOYD WEBER (hereinafter referred to as the "Executive").

                                  WITNESSETH:

         WHEREAS, a group of Lee County residents has begun the process toward incorporating and organizing the Bank to serve the Lehigh Acres Primary Service Area, in the County of Lee, the State of Florida;

         WHEREAS, such incorporators have met and authorized a Management Committee with the power to negotiate employment contracts for the executive officers of the Bank;

         WHEREAS, such Management Committee has met with the Executive and reached an agreement with him, the terms of which the parties desire to commit in writing;

         NOW, THEREFORE, in consideration of the mutual covenants, herein contained, the parties hereto do agree as follows:

          A.       RELATIONSHIP ESTABLISHED AND DUTIES.

                   1. The Bank hereby employs the Executive as Chief Execution Officer of the Bank, to hold the title of President and Chief Executive Officer, and to perform such services and duties as the Bank's Board of Directors may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, the Executive will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the general direction of the Board of Directors, exercised in good faith in accordance with the standards of reasonable business judgment.

                  2. The Executive shall serve on the Board of Directors of the Bank and as a member of its Executive Committee, subject to the terms hereof.

                  3. The Executive accepts such employment and shall devote his full time attention and efforts to the diligent performance of his duties herein specified as an officer and director, and will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit (other than as a passive investor) which the Bank may consider to be in conflict with his or its best interest, or which may interfere in any way with the Executive's performance of his duties hereunder.

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                           i. As an exception to this covenant the Executive
shall be permitted to serve on the Board of Directors of other banking institutions, subject to Board approval, so long as those institutions shall not have a regular business located within Lee County, State of Florida, and as long as such service does not interfere with said executive services to the Bank.

          B.      TERMS OF EMPLOYMENT.

         Employment shall commence upon opening of Bank for business. The term shall continue for five (5) consecutive years, unless such term is terminated earlier by the Bank pursuant to the occupance of any of the following conditions:

                  1. The death of the Executive;

                  2. The complete disability of the Executive. "Complete disability," as used herein, shall mean the inability of the Executive, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) days within any period of 120 consecutive days the term hereof;

                  3. The discharge of the Executive by the Bank for cause. "Cause" as used herein, shall include but not be limited to the following:

                     i. Unethical conduct: (a) Disclosing or misusing trade secrets or confidential or proprietary information belonging to the Bank; (b) selecting vendors based on non-business reasons, such as personal or former non-business relationships; (c) promising or giving something of value to anyone doing or seeking to do business with the Bank in order to influence them in matters relating to Bank business; or (d) engaging in acts of dishonesty, fraud, theft or sabotage.

                     ii. Violence or Other Inappropriate Behavior: (a) Threats of any kind; (b) threatening, physically aggressive or violent behavior, such as intimidation of or attempts to instill fear in others; (c) using any object in a threatening or weapon-like manner; (d) insubordination or refusal to comply with instructions or failure to perform reasonable duties which are assigned; (e) conviction by any duly constituted law enforcement agency or authority of a criminal offence; or (f) conduct which the Bank feels reflects adversely on the Executive or the Bank.

         Termination of the Executive's employment shall constitute a tender by the Executive of his resignation as an officer and director of the Bank.

         Such initial five (5) year terms shall be renewed automatically for two
(2) consecutive one year terms for an aggregate employment period of the Executive with the Bank of seven (7) years from the date hereof, unless ninety
(90) days written notice is provided by either the Executive or the Bank of the Executive's or the Bank's intention not to continue such employment relationship for any one year extension period. If such written notice is not given by the Executive or the Bank with respect to any one year extension period, then this Agreement automatically shall be extended for an additional one year term.

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         C.      COMPENSATION.

         For all services which the Executive may render to the Bank during the term hereof, including service on the Board of Directors and Executive Committee of the Bank, the Bank shall pay to the Executive, subject to such deductions as may be required by law:

                  1. Base Salary. An annual salary of $96,000.00, payable in equal monthly installments; merit increases may be granted in the discretion of the Board of Directors.

                  2. Bonus. Each year, as cash performance bonus, the Executive shall be entitled to five percent (5%) of net income before income taxes of the Bank (determined by generally accepted accounting principals), up to a maximum of fifteen percent (15%) of Executive's annual salary. Each bonus will be awarded and payable within sixty (60) days of the end of the Bank's fiscal year provided the Bank achieves the following performance criteria: (a) return on assets (determined by generally accepted accounting principals) in each year;
(b) loan loss reserve ratio meets or exceeds 1.1% of net loans plus any adjustments for classified loans; (c) ration of non-performing loans to total loans do not exceed that of its peers as published at year end in the Uniform Bank Performance Report; and (d) the Bank achieves a composite rating and asset quality rating of "2" or better.

                   Year One - 1999 through 12/31/2000         N/A
                   Year Two - 1/l/2001 through 12/31/2001      .3%
                   Year Three - 1/l/2002 through 12/31/2002    .5%
                   Year Four - 1/l/2003 through 12/31/2003     .7%
                   Year Five - 1/l/2004 through 12/31/2004    1.0%

                  The Bank may, in its discretion, award Executive a bonus at the end of calendar year one, should they determine said bonus is appropriate.

                  3. Life Insurance. As soon as practical, the Bank shall establish a plan of employee group term life insurance for its employees, and provided the Executive is a standard insurance risk, the Bank shall provide the Executive with employee term life insurance with a minimum face amount of three
(3) times the Executive's annual salary.

                  4. Disability Insurance. As soon as practical, the Bank shall obtain for the benefit of the Executive an insured salary continuation plan to provide the Executive benefit payment of up to two-thirds (2/3) of his salary to age 65, in the event of his disability while employed by the Bank.

                  5. Other Fringe Benefits. The Executive shall be entitled to participate in the fringe benefits provided by the Bank to all employees which shall be determined at a later date by the Board of Directors. Such benefits under consideration may include up to - health and dental insurance; deferred compensation plan, and an approved paid holiday schedule.

                  6. Dues and Subscriptions. The Bank shall pay directly, or reimburse the Executive for his memberships in civic and social clubs for the benefit of the Executive and the business opportunities of the Bank, all memberships subject to approval by the Board of Directors.

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                   7.  Business Automobile. The Bank shall provide the Executive an automobile allowance of $800.00 per month. The allowance is provided to cover the ownership, gas, maintenance, repair and insurance while on Bank business.

                   Since the Bank assumes no responsibility beyond making available an allowance, it is the Executive's responsibility to protect against damage to his vehicle and legal liability in such a form and amount as the Executive deems appropriate.

                   It is highly recommended that the Executive consult with his own insurance agent for coverage levels. (Note: It is possible that an individual carrier will deny coverage due to misrepresentation regarding the business use of an automobile. It is therefore essential that the Executive properly informs his carrier accordingly, to ensure complete coverage.)

                   8. Bank Expense. The Bank shall reimburse the Executive for his out-of-pocket business related expenses, not to exceed $1,000.00 per month, incurred during these activities on behalf of the Bank.

                   9. Stock Options Linked to Bank Performance. If the Bank opens for business and the Executive is initially and continues to be employed under the provisions of this Agreement, then the Executive will earn option rights redeemable in shares of common stock as a percentage of the Executive's base salary.

                   Provided the Bank achieves a composite rating and asset quality rating of "2" or better, the Executive may, at the discretion of the Board, receive each year an option in shares of capital stock of the Bank equal to 2.5% of his base salary.

                   In the event of the merger, consolidation or sale of all or substantially all of the assets of the holding company or the Bank prior to the expiration of five (5) years from the date of this Agreement, and if the Executive is still employed by Bank, then all stock options contemplated by this Paragraph 9 not yet received by Executive shall immediately be considered earned by the Executive, as though the required anniversary dates and performance criteria had been attained, provided the merger consolidation or sale meets or exceeds one and one-half times of the existing book value of the Bank at date of sale.

                   10. Vacations. Executive shall have the right to accrued vacation of fifteen (15) working days each calendar year for the first year. These vacation days shall be at full pay earned on a prorated basis for twelve
(12) months of employment. During the last four (4) years of this employment contract, the Executive shall have the right to twenty (20) working days of vacation at full pay during each calendar year. Each twenty (20) days shall be accrued at a prorated basis over twelve (12) months of employment.

                   11. Employment Stock Option. As inducement for Executive to forego further employment activities, other than those contemplated by this Agreement and its attached agreement, Bank agrees to make available to Executive option rights redeemable in common stock in the amount of 25,000 shares of the Bank upon the issuance of stock.

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                   12. Conditions Regarding Stock Options. All stock options
contemplated pursuant to this Agreement are subject to the following terms; non-transferable, shall expire within ten (10) years from the date of grant or upon termination (discharge) of this agreement, subject to any and all forfeit or exercise clause as may be required by the appropriate regulatory authorities, shall be issued at the higher of the market value as of the date of grant or the offering price of $10.00 per share.

All options issued to the Executive shall be vested at the rate of 1/3 (33.33%) per calendar year end after the year issued and each calendar year end thereafter until fully vested. In the event this agreement is terminated for reasons other than discharge, all issued options must be exercised within 90 days of separation or said options shall expire.

At no time shall options be issued or redeemable if said Bank is under any form of notice by the appropriate regulatory authorities.

         D.       INCAPACITY.

         If the Executive should become incapacitated or unable to perform the duties of his employment hereunder for an aggregate of ninety (90) continuous days absence in any twelve (12) month period (hereinafter referred to as the "Disability Period"), the Executive nevertheless shall be entitled to all compensation and other payments provided hereunder during the Disability Period; provided, however, that any amount paid the Executive under any disability insurance will be subtracted from compensation payable to the Executive by the Bank for a period of one (1) year. If the Executive is incapacitated for a period which exceeds the one year period, the Executive shall not be entitled to receive the compensation and other payments provided for by the Bank, other than the compensation from the Disability Policy hereunder for any time after the end of the one year period until commences working again for the Bank.

         The Executive shall be considered to be incapacitated when he is unable to perform the normal duties required of him hereunder.

         E.       TERMINATION AND SEVERANCE.

         The term of this Agreement is five (5) years as above provided. However, either party hereto may terminate this Agreement prior to the expiration of such five years on sixty (60) days written notice to the other.

         In the event of the termination of the Executive by the Bank for cause (as defined herein), voluntary resignation or because of his death, the compensation of the Executive shall cease on the effective date of such termination. In the event the Executive is terminated for reasons other than the aforementioned reasons the Executive shall be entitled to a severance compensation equal to one years base salary payable, at the discretion of the board, as either a lump sum distribution or in 12 monthly installments. In the event the Executive is terminated prior to one (1) year of service, the amount of severance will be reduced by the amount of compensation received during the first year. Payments will be distributed over the same number of months of service performed during the first year of service.

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          F.       TRADE SECRETS.

          It is recognized between the Bank and the Executive that the Bank will acquire and develop techniques, plans processes, computer programs and lists of customers and their particular needs, situations and requirements which may pertain to many and varied Bank related services and equipment, and related trade secrets, know-how, research and development, which are secrecy and confidential in character and are and will continue to be used in its business (all hereinafter referred to as "Secret Information"). Some of such Secret Information will be disclosed to and become known by the Executive in the course of the proper performance of his duties hereunder.

          All such Secret Information heretofore or hereafter received by the Executive shall be kept and maintained by him as confidential and in complete secrecy. The Executive shall not disclose at any time, either orally, or in writing or otherwise, in any manner, directly or indirectly, to any person or firm, except to other directors, officers, and employees of the Bank, any Secret Information.

          Upon termination of his employment hereunder, and regardless of whether such termination is voluntary or involuntary, the Executive shall without demand thereof, deliver to the Bank all marketing surveys, operating manuals, price lists, memoranda, customer lists and information, and all Secret Information and other written matter emanating from or prepared by the Bank.

          G.       INSURANCE.

          The Bank, at its sole discretion, may apply for insurance in its own name and for its own benefit covering the Executive for life insurance, in any amount deemed advisable and the Executive shall have no right, title or interest therein. The Executive shall submit to any required examination and shall execute and assign and/or deliver such application and policies necessary to effectuate such insurance coverage.

          H.       CONSTRUCTION OF AGREEMENT.

          This Agreement was executed by the parties in accordance with and shall be governed and interpreted in accordance with the laws of the State of Florida.

          I.       BENEFITS AND BURDENS.

          The Executive recognizes that the Bank has not yet been formed and that he is being employed to aid the incorporators in its formation. Accordingly, the individual incorporators, organizers, proposed directors and officers, committee members and chairmen, and all other participants in the venture and in the employment of the Executive shall have no liability whatsoever to the Executive hereunder, or otherwise it being expressly understood that the Executive is contracting with an entity yet to be formed; and while such organizers intend to do their best to complete the Bank's organization, there can be no guarantee or warranty that it can or will be completed. However, in the event the organization of the Bank is completed, the Bank hereby ramifies and formally adopts this Agreement and binds the Bank to its provisions herein contained.

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         In the event the Bank as proposed is not organized and does not open by
March 1, 1999, this Agreement shall be null and void and of no effect as to the parties thereto, their promoters, organizers, and proposed directors.

         This Agreement shall inure to the benefit of and be binding upon the Bank when formed, its successors and assigns, and any corporation with which the Bank may merge or consolidate or to which the Bank may sell substantially all of its business and assets, and shall inure to the benefit of and be binding on the Executive. Since the Executive's duties and services hereunder are special, personal and unique in nature, the Executive may not sell or otherwise assign his rights, obligations or benefits under this Agreement.

         J.       DIRECTORS COMPENSATION.

         The Executive will be entitled to all benefits awarded to Board of Directors, with the exception of compensation granted for committee meeting participation.

         K.       ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any previous discussions, negotiations or agreements between the parties, whether written or oral, with respect to the subject matter hereof. This Agreement cannot be modified, altered or amended except by a writing, signed by both parties.

         L.       SEVERABILITY.

         If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or unenforceability of the remaining provisions of this Agreement.

         M. NO COMPLETE CLAUSE. The Executive covenants that he will not, for a period of one (1) year after this Agreement is terminated, by either party, with or without cause, engage in the business of banking with the radius of 50 miles of Lehigh Acres, Lee County, Florida.

            For a period of one (1) year immediately following termination of employment, the Executive may not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the Bank's customers or any other information pertaining to the Bank's customers.

            Also for a period of one (1) year immediately following termination of employment, the Executive may not call on, solicit, or attempt to call on, solicit, or take away any of the Bank's customers called upon by the Executive, or whom the Executive became acquainted with during the Executive's employment with the Bank.

         N. COMPETITION WITH BANK. The Bank respects the Executive's right to pursue future career opportunities, and the Bank expects the Executive to acknowledge the Bank's right to protect its interest, its customers and its employees. Accordingly, in accepting this offer of employment, the Executive agrees not to engage in direct competition with the Bank during the term of employment

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without the expressed written consent of the Bank's Board of Directors. "Direct
Competition" is defined herein as designing, selling or rendering services similar to those offered by the Bank for the Executive's personal economic benefit or the economic benefit of any competitive bank who provides services in any geographical area in which the Bank is engaged. This includes services rendered as an independent contractor or consultant or as the owner or shareholder in any other bank.

     L. ARBITRATION. In accepting this offer of employment, the Executive agrees that any dispute arising out of this agreement or out of any termination of employment, with or without cause, said dispute shall be resolved pursuant to mandatory arbitration at the written request of either party. This agreement provides such arbitration shall be complied with and be governed by the provisions of the Federal Arbitration Act.

     N.   GOVERNING LAW.

     This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

Signed, sealed and delivered
in the presence of:

Witnesses as to Bank:
                                        LEHIGH ACRES FIRST NATIONAL BANK/
                                        LEHIGH ACRES FIRST BANCSHARES, INC.

(Sign) /s/ Shirley A. Sheets            By:   /s/ James D. Hull
       ----------------------------           ----------------------------------
(Print) Shirley A. Sheets               Name:   James D. Hull
       ----------------------------           ----------------------------------
                                        Title:  Chairman
                                              ----------------------------------
(Sign)  /s/ Rebecca Wilson
       ----------------------------
(Print) Rebecca Wilson
       ----------------------------

Witnesses as to Executive:

(Sign)  /s/ Craig A. Dearden            By: /s/ Lloyd Weber
       ----------------------------        -------------------------------------
(Print) Craig A. Dearden                    Lloyd Weber, proposed President/CEO
       ----------------------------

(Sign)  /s/ Shirley A. Sheets
       ----------------------------
(Print) Shirley A. Sheets
       ----------------------------

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STATE OF FLORIDA    }
                    }
COUNTY OF LEE       }


     SWORN TO AND SUBSCRIBED before me this 9th day of October,
1998, by James D. Hull as Chairman of LEHIGH ACRES FIRST NATIONAL BANK/LEHIGH ACRES FIRST BANCSHARES, INC., on behalf of the Bank, who is [X] personally known to me or who has [ ] produced Florida Driver's License No.
___________________________________, as identification.


                                 /s/  Rebecca A. Wilson
                                 ----------------------
                                 NOTARY PUBLIC


[Seal]    Rebecca Anne Wilson
          My Commission CC746184
          Expires June 1, 2002


STATE OF FLORIDA    }
                    }
COUNTY OF LEE       }


     SWORN TO AND SUBSCRIBED before me this 9th day of October, 1998, by LLOYD WEBER, the Executive, who is [X] personally known to me or who has [ ] produced Florida Driver's License No. __________________________, as identification.



                                 /s/  Rebecca A. Wilson
                                 ----------------------
                                 NOTARY PUBLIC


[Seal]    Rebecca Anne Wilson
          My Commission CC746184
          Expires June 1, 2002




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